AGREEMENT AND PLAN OF MERGER

OF

CIPHERLOC CORPORATION
(a Texas corporation)

WITH AND INTO

CIPHERLOC CORPORATION
(a Delaware corporation)

RECITALS

WHEREAS, Cipherloc Corporation ("*Cipherloc Texas*") is a for-profit corporation duly organized and existing under the laws of the State of Texas;

WHEREAS, Cipherloc Corporation ("*Cipherloc Delaware*") is a corporation duly organized and existing under the laws of the State of Delaware, and a direct wholly owned subsidiary of Cipherloc Texas;

WHEREAS, the parties hereto desire that, upon the terms and subject to the conditions stated herein, Cipherloc Texas be merged with and into Cipherloc Delaware, and that Cipherloc Delaware be the surviving corporation of such merger (the "*Merger*");

WHEREAS, the Merger will effectuate a reincorporation of Cipherloc Texas from the State of Texas to the State of Delaware (the "*Reincorporation*");

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code and this agreement represents a plan of reorganization within the meaning of Section 368 of the Code;

WHEREAS, the Board of Directors of Cipherloc Delaware has (i) determined that the Merger is advisable, fair to, and in the best interests of Cipherloc Delaware and its sole stockholder, (ii) approved and declared advisable this Agreement and Plan of Merger (this "*Agreement*") and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the terms and conditions set forth in this Agreement, pursuant to Section 252 of the General Corporation Law of the State of Delaware (the "*DGCL*"), and (iii) recommended that the sole stockholder of Cipherloc Delaware approve the adoption of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Cipherloc Texas has (i) determined that the Merger and the Reincorporation are advisable and in the best interest of Cipherloc Texas and its shareholders, (ii) approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Reincorporation, in accordance with the terms and conditions set forth in this Agreement, pursuant to Section 10.001 of the Texas Business Organizations Code (the "*TBOC*") and (iii) submitted the adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Reincorporation, to its shareholders for their consideration and approval;

WHEREAS, the Certificate of Incorporation of Cipherloc Delaware is as set forth in Exhibit A; and

WHEREAS, the Bylaws of Cipherloc Delaware are as set forth in Exhibit B;

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

Section 1
Merger

1.1 In accordance with the DGCL and the TBOC, and subject to, and upon the terms and conditions of, this Agreement, at the Effective Time, Cipherloc Texas shall be merged with and into Cipherloc Delaware, the separate corporate existence of Cipherloc Texas shall cease, and Cipherloc Delaware will continue as the surviving corporation of the Merger (the "***Surviving Corporation***"). The name of the Surviving Corporation shall be "CIPHERLOC CORPORATION".

1.2 The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the TBOC. Without limiting the generality of the foregoing, and subject to Section 259 of the DGCL and Section 10.008 of the TBOC, at the Effective Time, the separate existence of Cipherloc Texas will cease, and Cipherloc Delaware will possess all the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and be subject to all of the restrictions, disabilities and duties, of Cipherloc Texas; and all the rights, privileges, immunities, powers and franchises of Cipherloc Texas, and all property, whether real, personal or mixed, all stock registered in the name of Cipherloc Texas, and all debts due to Cipherloc Texas on whatever account, and all subscriptions and all choses in action of or belonging to Cipherloc Texas, will be vested in Cipherloc Delaware and all such property, rights, privileges, immunities, powers and franchises will be thereafter as effectually the property of Cipherloc Delaware as they were of Cipherloc Texas, and the title to any real estate vested by deed or otherwise in Cipherloc Texas will not revert or be in any way impaired by reason of the Merger but will be vested in Cipherloc Delaware; and all rights of creditors and all liens upon any property of Cipherloc Texas will be preserved unimpaired, and all debts, liabilities and duties of Cipherloc Texas will be preserved unimpaired, and all debts, liabilities and duties of Cipherloc Texas will attach to Cipherloc Delaware and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it, and any claim existing or action or proceeding pending by or against Cipherloc Texas may be prosecuted against Cipherloc Delaware. All acts, plans, policies, agreements, arrangements, approvals and authorizations of Cipherloc Texas and its agents which were valid and effective immediately prior to consummation of the Merger will be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of Cipherloc Delaware and will be as effective and binding thereon, in each case as the same were with respect to Cipherloc Texas.

Section 2
Conversion of Shares

2.1 At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, the holders of any shares of capital stock of such parties, or any other person or entity:

a. Each share of Common Stock of Cipherloc Delaware, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, shall be cancelled and shall cease to exist, and no consideration shall be issued in respect thereof or in exchange therefor.

b. Each share of Common Stock of Cipherloc Texas, par value $0.01 per share, held in Cipherloc Texas's treasury immediately prior to the Effective Time, shall be converted into one share of Common Stock of the Surviving Corporation, par value $0.01 per share, held in the Surviving Corporation's treasury.

c. Each share of Common Stock of Cipherloc Texas, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of Common Stock of the Surviving Corporation, par value $0.01 per share.

Section 3
Conversion Mechanics

3.1 At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of Common Stock of Cipherloc Texas (a "***Cipherloc Texas Certificate***") shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Common Stock of Cipherloc Delaware into which the shares of Common Stock of Cipherloc Texas represented by such Cipherloc Texas Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement. The registered holder of any Cipherloc Texas Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of Cipherloc Texas (or of the transfer agent in respect of the Common Stock of Cipherloc Texas), immediately prior to the Effective Time, shall, until such Cipherloc Texas Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the shares of Common Stock of Cipherloc Delaware into which the shares of Common Stock of Cipherloc Texas represented by any such Cipherloc Texas Certificate have been converted pursuant to this Agreement.

3.2 Each holder of a Cipherloc Texas Certificate shall, upon the surrender of such Cipherloc Texas Certificate to the Surviving Corporation (or the transfer agent in respect of the Common Stock of Cipherloc Delaware) for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation (or the transfer agent in respect of the Common Stock), a certificate (a "***Cipherloc Delaware Certificate***") representing the number of shares of Common Stock of Cipherloc Delaware into which the shares of Common Stock of Cipherloc Texas represented by such Cipherloc Texas Certificate have been converted pursuant to this Agreement. If any such Cipherloc Delaware Certificate is to be issued in a name other than that in which the Cipherloc Texas Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Cipherloc Texas Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Cipherloc Delaware Certificate in a name other than that of the registered holder of the Cipherloc Texas Certificate surrendered, or establishing to the satisfaction of the Surviving Corporation, or the transfer agent in respect of the Common Stock that such tax has been paid or is not applicable.

3.3 Where no Cipherloc Texas Certificate has been issued in the name of a holder of shares of Common Stock of Cipherloc Texas, a "book entry" (i.e., a computerized or manual entry) shall be made in the shareholder records of the Surviving Corporation to evidence the issuance to such holder of an equal number of shares of Common Stock of Cipherloc Delaware.

3.4 Notwithstanding anything in this Agreement to the contrary, the shares of Common Stock of Cipherloc Texas issued and outstanding immediately prior to the Effective Time that are held by any person that is entitled to demand and properly demands payment of the fair value of such shares of Common Stock of Cipherloc Texas pursuant to, and that complies in all respects with, the provisions of Section 10.356 of the TBOC, and does not properly withdraw such demand in accordance with Section 10.357 of the TBOC or otherwise have such rights of dissent terminated pursuant to Section 10.367 of the TBOC, in each case prior to the Effective Time (the "***Dissenting Common Shares***"), shall not be converted into the right to receive the consideration as provided in Section 3.1, but, instead, such person shall be entitled to such rights (but only such rights) as are granted by Section 10.354 of the TBOC. At the Effective Time, all Dissenting Common Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist and, except as otherwise provided by the TBOC, each holder of Dissenting Common Shares shall cease to have any rights with respect to the Dissenting Common Shares, other than such rights as are granted by Section 10.354 of the TBOC. Notwithstanding the foregoing, if any such person (i) shall have failed to establish entitlement to relief as a dissenting shareholder as provided in Section 10.361 of the TBOC, (ii) shall have effectively withdrawn demand for relief as a dissenting shareholder with respect to such Dissenting Common Shares under Section 10.357 of the TBOC or lost the right to relief as a dissenting shareholder under Section 10.356 of the TBOC or (iii) shall have failed to file a petition with the appropriate court seeking relief as to the determination of the value of all such Dissenting Common Shares within the time provided in Section 10.361 of the TBOC, such person shall forfeit or, in the event a court of competent jurisdiction shall determine that such person is not entitled to the relief provided by Section 10.361 of the TBOC, lose the right to relief as a dissenting shareholder with respect to such Dissenting Common Shares, and such Dissenting Common Shares shall

be deemed to have been converted at the Effective Time into the consideration provided for such shares in Section 3.1.

Section 4
Benefit Plans and Warrants

4.1 Effective as of the Effective Time, automatically and without any action on the part of the holder thereof: (i) each option to purchase shares of Common Stock of Cipherloc Texas granted under any of Cipherloc equity plan (collectively, the "***Cipherloc Texas Equity Plans***") or otherwise (each option so issued, a "***Cipherloc Texas Option***") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire shares of Common Stock of Cipherloc Texas and shall be converted into an option to purchase shares of Common Stock of Cipherloc Delaware, on substantially the same terms and conditions (including exercise price and vesting schedule) as applied to such Cipherloc Texas Option immediately prior to the Effective Time (each as so converted, a "***Cipherloc Delaware Option***") and (ii) each right of any kind (including, without limitation, any warrants), vested or unvested, contingent or accrued, to receive shares of Common Stock of Cipherloc Texas or benefits measured in whole or in part by reference to the value of Common Stock of Cipherloc Texas whether granted under the Cipherloc Texas Equity Plans or otherwise outstanding as of the Effective Time, other than Cipherloc Texas Options (each, a "***Cipherloc Texas Equity Agreement***"), shall, in each case, be converted into a substantially similar award for, or with respect to, shares of Common Stock of Cipherloc Delaware on substantially the same terms and conditions (including vesting schedule) as applied to such Cipherloc Texas Equity Agreement immediately prior to the Effective Time (each as so converted, a "***Cipherloc Delaware Equity Agreement***").

4.2 Any Cipherloc Texas Option which qualifies as an incentive stock option under Section 422 of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder shall be converted to a Cipherloc Delaware Option, to the extent possible, in accordance with Section 424 of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder. Any Cipherloc Texas Option which does not qualify as an incentive stock option under Section 422 of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder shall be converted to a Cipherloc Delaware Option, to the extent possible, in accordance with Section 409A of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder. Any Cipherloc Texas Equity Agreement shall be converted to a Cipherloc Delaware Equity Agreement, to the extent possible, in a manner which does not violate the requirements of Section 409A of the U.S. Internal Revenue Code and the Treasury regulations promulgated thereunder.

4.3 Prior to the Effective Time, Cipherloc Texas shall take all corporate action necessary to provide for the treatment of the Cipherloc Texas Options, the Cipherloc Delaware Options, the Cipherloc Texas Equity Agreements and the Cipherloc Delaware Equity Agreements as set forth in this Section 4.

4.4 A number of shares of the Surviving Corporation's Common Stock shall be reserved for issuance upon the exercise of options, warrants and stock purchase rights equal to the number of shares of Common Stock of Cipherloc Texas so reserved immediately before the Effective Time.

Section 5
Effective Time

5.1 If the adoption of this Agreement is duly approved by the sole stockholder of Cipherloc Delaware, and the Merger and the Reincorporation are duly approved by the shareholders of Cipherloc Texas, and this Agreement is not terminated in accordance with Section 8 hereof, (i) Cipherloc Delaware shall execute and file a Certificate of Merger (the "***Delaware Certificate of Merger***") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL; and (ii) Cipherloc Texas and Cipherloc Delaware shall each execute and file a Certificate of Merger (the "***Texas Certificate of Merger***" and, together with the Delaware Certificate of Merger, the "***Certificates of Merger***") with the Secretary of State of the State of Texas in such form as required by, and executed in accordance with the relevant provisions of, the TBOC.

5.2 The Merger shall become effective upon the later filing of the Certificates of Merger or at such later time as specified in the Certificates of Merger (the date and time the Merger becomes effective being referred to herein as the "***Effective Time***").

Section 6
Certificate of Incorporation and By-Laws

6.1 The Certificate of Incorporation of Cipherloc Delaware, as it exists at the Effective Time shall remain in full force and effect as the Certificate of Incorporation of the Surviving Corporation after the Effective Time until altered or amended in accordance with its terms and the DGCL.

6.2 The Bylaws of Cipherloc Delaware as they exist at the Effective Time shall remain in full force and effect as the bylaws of the Surviving Corporation until altered or amended in accordance with their terms and the DGCL.

Section 7
Directors and Officers

7.1 The parties shall take all actions necessary so that the directors and officers of Cipherloc Texas immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation immediately following the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as either may be in effect from time to time, or as otherwise provided by law.

Section 8
Amendment and Termination

8.1 At any time prior to the Effective Time, whether before or after approval of the adoption of this Agreement by the sole stockholder of Cipherloc Delaware and/or the approval of the Merger and the Reincorporation by the shareholders of Cipherloc Texas, this Agreement may be amended, to the fullest extent permitted by applicable law, by an agreement in writing duly approved by the Board of Directors of each of Cipherloc Delaware and Cipherloc Texas; *provided, however*, that after the adoption of this Agreement by the sole stockholder of Cipherloc Delaware and/or the approval of the Merger and the Reincorporation by the shareholders of Cipherloc Texas, no amendment shall be made to this Agreement that by law requires further approval or authorization by the sole stockholder of Cipherloc Delaware and/or the shareholders of Cipherloc Texas, without such further approval or authorization.

8.2 At any time prior to the Effective Time, whether before or after approval of the adoption of this Agreement by the sole stockholder of Cipherloc Delaware and/or the approval of the Merger and the Reincorporation by the shareholders of Cipherloc Texas, this Agreement and Plan of Merger may be terminated and abandoned by either the Board of Directors of Cipherloc Delaware or the Board of Directors of Cipherloc Texas.

Section 9
Stockholder Vote

9.1 This Agreement will be submitted to a vote of the stockholders of the Cipherloc Texas for their consideration and adoption at a meeting of such stockholders in accordance with the provisions of Section 10.001 of the TBOC. In the event that this Agreement shall not be adopted by the requisite vote of the stockholders of Cipherloc Texas entitled to vote thereon, this Agreement shall thereupon terminate without further action of the parties hereto.

Section 10
[Intentionally Omitted]

Section 11
Miscellaneous

11.1 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Cipherloc Texas or Cipherloc Delaware acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Cipherloc Texas and Cipherloc Delaware, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Cipherloc Texas and Cipherloc Delaware or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

11.2 Further Assurances. From time to time, as and when required by Cipherloc Delaware or by its successors and assigns, there will be executed and delivered on behalf of Cipherloc Texas such deeds and other instruments, and there will be taken or caused to be taken by Cipherloc Delaware and Cipherloc Texas such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or confirm of record or otherwise in Cipherloc Delaware the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Cipherloc Texas, and otherwise to carry out the purposes of this Agreement, and the officers and director of Cipherloc Delaware will be fully authorized in the name and on behalf of Cipherloc Texas or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

11.3 Governing Law. Except to the extent that the laws of the State of Texas mandatorily apply with respect to the internal affairs of Cipherloc Texas, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

11.4 Entire Agreement. This Agreement constitutes the complete and entire agreement among the parties and constitutes the complete, final, and exclusive embodiment of their agreement with respect to the subject matter hereof.

11.5 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.6 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

11.7 Counterparts. This Agreement may be executed in counterparts with the same effect as if all parties have signed the same document and each such executed counterpart shall be deemed to be an original instrument. All executed counterparts together shall constitute one and the same instrument.

11.8 Facsimile or Electric Signatures. This Agreement may be executed and delivered by facsimile or other electronic transmission and upon such delivery the facsimile signature or other electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[*Signature Page Follows*]

IN WITNESS WHEREOF, each of Cipherloc Delaware and Cipherloc Texas has caused this Agreement to be executed by a duly authorized officer, as of the 13th day of September, 2021.

CIPHERLOC CORPORATION
(a Delaware corporation)

DocuSigned by:

By: ____________________
Name: David Chasteen
Title: Chief Executive Officer

CIPHERLOC CORPORATION
(a Texas corporation)

DocuSigned by:

By: ____________________
Name: David Chasteen
Title: Chief Executive Officer

[*Signature page to Agreement and Plan of Merger*]